Exhibit 99.B(h)(4)

SOCIAL WITNESS SERVICES

AND LICENSE AGREEMENT

NEW COVENANT FUNDS

AGREEMENT made as of this 22nd day of February, 2012 between New Covenant Funds (the “Trust”) and New Covenant Trust Company (“NCTC”).

WHEREAS, New Covenant Funds, a Delaware statutory trust, is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust was organized with participation from the Presbyterian Church (U.S.A.) Foundation (the “Foundation”) to facilitate responsible financial management of the investment and endowment assets of the Presbyterian Church (U.S.A.),  of charitable organizations that are part of or associated with the Presbyterian Church (U.S.A.), and individuals, both associated with and those outside the Presbyterian Church.

WHEREAS, each series of the Trust (each, a “Fund”) has the common investment strategy of making investments consistent with social witness principles adopted by the General Assembly of the Presbyterian Church (U.S.A.); and

WHEREAS, NCTC is a subsidiary of the Foundation; and

WHEREAS, in order to ensure that each Fund continues to invest consistent with social witness principles, the Trust wishes to retain NCTC to provide certain services to each Fund of the Trust; and

WHEREAS, the Trust desires to continue to use the certain trademarks owned by NCTC, and NCTC is willing to grant the Trust the right to so use the trademarks subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Screening Services

NCTC will compile and provide to the Trust a list of issuers in which the Funds will be prohibited from investing under the Presbyterian Church (U.S.A.) social witness principles (the “Restricted List”).  The Restricted List will be developed by NCTC in cooperation with the Mission Responsibility Through Investing (“MRTI”) committee of the General Assembly of the Presbyterian Church (USA).  The Restricted List will be updated at least annually, although issuers may occasionally be added or removed from the list in the interim. NCTC shall promptly provide written notice to the Funds of changes to the Restricted List.  NCTC shall provide the Restricted List in a format to be agreed between the Trust and NCTC.  NCTC will also provide administrative and consulting services to the Funds regarding the Restricted List, including assisting with respect to implementation of modifications or enhancements to the list.

2.                                      Proxy Voting Services

The Trust hereby engages NCTC to develop proxy voting guidelines for the Funds that NCTC deems to be consistent with the social witness principles adopted by the General Assembly of the Presbyterian Church (U.S.A.) (“Proxy Voting Guidelines”).  NCTC shall monitor and review and, as necessary, amend the Proxy Voting Guidelines periodically to ensure that they remain consistent with the social witness principles. The Proxy Voting Guidelines shall include policies and/or procedures that seek to identify and address any conflicts of interests that may arise between the interests of the Funds’ shareholders and the interests of NCTC or its affiliates.

The Trust also engages NCTC to vote Fund proxies consistent with the Proxy Voting Guidelines and to take such other actions as are reasonably necessary to effectuate the voting of the Funds’ proxies.  NCTC may delegate implementation (e.g., vote execution, reporting and record keeping) of the voting of the Funds’ proxies in accordance with the Proxy Voting Guidelines to a third party proxy voting service, in NCTC’s reasonable discretion. In this regard, NCTC will maintain, or cause its third party proxy voting service to maintain, records that identify the manner in which proxies have been voted (or not voted) on behalf of the Funds.  Further, NCTC will provide reasonable assistance to the Trust, or cause its third party proxy voting service to provide such reasonable assistance, in the preparation of the Funds’ annual Form N-PX filings.   NCTC also agrees to review, on an annual basis, the Fund’s Form N-PX filing to ensure that Fund proxies were voted consistent with the Proxy Voting Guidelines and agrees to promptly report to the Trust any material inconsistencies found.

3.                                      Shareholder Advocacy Services.

(a)                                  NCTC, in cooperation with the MRTI committee of the General Assembly of the Presbyterian Church (U.S.A.), will engage from time to time in a dialogue with various companies held by the Funds.  The objective of such engagement would be to encourage such companies to operate their business consistent with the social witness principles of the Presbyterian Church (U.S.A.) and other faith based institutions.

(b)                                 NCTC shall have full discretionary authority to sponsor or withdraw shareholder proposals as it, without consultation or confirmation with the Trust, may determine to be appropriate and consistent with the objective of advancing an issue that is considered by NCTC and the MRTI committee to be consistent with furthering the Presbyterian Church’s social witness principles.  In sponsoring shareholder proposals, NCTC may consult with the Trust, its adviser and/or sub-advisers.  NCTC shall act as a representative/agent of the Trust in interacting with the issuer in question, and shall provide assistance to the Trust with regard to advocating for the proposal.

(c)                                  NCTC’s shareholder advocacy services shall be subject to review and supervision by the Trust or its delegate.  The Funds’ investment adviser has authority to restrict NCTC’s shareholder advocacy activity if it believes that the shareholder advocacy activity would be inconsistent with a Fund’s investment objective or the best interests of shareholders.

4.                                      License

(a)                                  “Marks” means, either individually or collectively, the trade name, trademark and/or service mark rights to the name “New Covenant Funds” and the phrase “Funds with a Mission”; or any derivatives thereof or symbols or logos associated with those terms.

(b)                                 NCTC represents that NCTC is the exclusive owner of the Marks and that it has the right and ability to grant the license provided under this Agreement, and that use of the Marks pursuant hereto shall not infringe upon any third party’s intellectual property rights.

(c)                                  Subject to the terms and conditions set forth herein, NCTC hereby grants to the Trust, and the Trust hereby accepts, a revocable, non-exclusive right and license (“License”) to use and refer to the Marks (i) in the name of the Trust and each Fund, (ii) in connection with the offering, marketing, promotion, management and operation of the Trust and the Funds; and (iii) as may otherwise be required by applicable laws, rules or regulations or permitted under this Agreement.

(d)                                 The quality of the services provided by the Trust under the Marks shall meet the standards for business practices and client services hereinafter set forth:

(i)                                     The use of Marks shall be in material compliance with all applicable federal and state laws and regulations as well as rules of any self-regulatory bodies covering the conduct of the services; and

(ii)                                  The Trust shall secure and maintain throughout the term of this Agreement errors and omissions insurance, as well as other appropriate business insurance to assure adequately against commercially reasonable loss in connection with its operation.

(e)                                  The Trust upon request shall provide to NCTC during the term of this License Agreement specimens of a representative sampling of materials, documents, forms and the like which are publicly disseminated and on which the Marks are used.  Should NCTC have any reasonable objection in good faith to the way the Marks are displayed on any such item or in any other manner of which NCTC may become aware, the Trust shall discontinue the use of such item and shall make all appropriate corrections at its expense.

(f)                                    The Trust shall not be entitled to use the Marks except as provided in this Agreement.

(g)                                 The Trust expressly agrees and acknowledges that the Marks and the goodwill associated with the Marks are the sole property of NCTC or its affiliates.

(h)                                 The term of this License shall extend for as long as the Trust continues to use the Marks in accordance with the terms and conditions of this Agreement.  NCTC may cancel this License in its entirety by giving written notice to the Trust at its address of record.  In such event, the License is revoked by NCTC, and the Trust shall, within a reasonable period of time, take all necessary steps to cause the Trust (and each Fund) to cease using the Marks, or any name misleadingly implying a continuing relationship between the Trust and NCTC or any of its affiliates, as part of its name unless otherwise consented to by NCTC or any successor to its interests in the Marks.

(i)                                     This License shall not be assignable or transferable in any manner by the Trust whatsoever, nor shall the Trust have the right to grant any sublicenses or otherwise encumber the title of NCTC in the Marks without first having obtained the expressed written consent of NCTC.

5.                                      Compensation

In consideration of the services provided by NCTC, the New Covenant Growth Fund and the New Covenant Income Fund will each pay to NCTC a fee at an annual rate of 0.15% (15 basis points) of the average daily net asset value of the Shares of such Fund, which fee will be computed daily and paid monthly.

6.                                      Liability

NCTC shall indemnify and hold harmless each Fund against any liability, loss, cost or expense (including reasonable attorneys’ fees) incurred by such Fund as a result of NCTC’s own negligence, misconduct or bad faith arising from or in connection with the NCTC’s performance of or failure to perform any of its duties and obligations under this Agreement.

7.                                      Confidentiality

NCTC agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Funds that is received by the NCTC in connection with this Agreement, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement.  Notwithstanding the foregoing, NCTC may disclose such information which: (i) prior to disclosure, is known to the public; (ii) after disclosure, becomes known to the public or otherwise ceases to be a trade secret, through no act or omission of the disclosing party in violation of this Agreement; (iii) is sought by regulators or government authorities (upon notice to the other party that such information is about to be voluntarily turned over to such regulators) or pursuant to a duly authorized subpoena; provided, however, that NCTC shall promptly advise the other party of such a request to permit the other party to determine whether to object to the request.

8.                                      Miscellaneous Provisions

(a)                                  This Agreement shall continue until terminated by either party on at least thirty (30) days’ written notice to the other party.

(b)                                 This Agreement may not be assigned without the prior written consent of the other party.

(c)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d)                                 This Agreement incorporates the entire understanding between the parties relating to the subject matter hereof.  This Agreement may not be modified except in a writing duly executed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

NEW COVENANT FUNDS		NEW COVENANT TRUST COMPANY

By:	/s/ Timothy D. Barto	By:	/s/ Gregory T. Rousos

Name: Timothy D. Barto		Name: Gregory T. Rousos

Title: Vice President		Title: President CEO